Exhibit 99.1

Contact:
Andrew Burns
Director of Investor Relations
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com

COLUMBIA SPORTSWEAR COMPANY
REPORTS RECORD SECOND QUARTER AND FIRST HALF 2018 FINANCIAL RESULTS;
RAISES FULL YEAR 2018 FINANCIAL OUTLOOK

Throughout this press release, references to non-GAAP financial measures in the second quarter of 2018 exclude $7.5 million in net sales, gross profit and selling, general and administrative ("SG&A") expenses associated with adoption of Accounting Standards Codification - ASC 606 (hereinafter referred to as the "new revenue accounting standard"), $1.9 million in Project CONNECT program expenses and discrete costs ($1.4 million net of tax), and $0.1 million in incremental provisional income tax expense related to the Tax Cuts and Jobs Act (the "TCJA"). References to non-GAAP financial measures in the second quarter of 2017 exclude $4.1 million in Project CONNECT program expenses and discrete costs ($2.6 million net of tax). References to non-GAAP financial measures in the first half of 2018 exclude $15.7 million in net sales, gross profit and SG&A expenses associated with adoption of the new revenue accounting standard, $12.9 million in Project CONNECT program expenses and discrete costs ($9.8 million net of tax), and $1.2 million in incremental provisional income tax expense related to the TCJA. References to non-GAAP financial measures in the first half of 2017 exclude $5.3 million in Project CONNECT program expenses and discrete costs ($3.4 million net of tax).

Second Quarter and First Half 2018 GAAP Highlights:

•	Second quarter net sales increased 21 percent (19 percent constant-currency) to a record $481.6 million.

•	Second quarter operating income increased to $9.7 million, representing 630 basis points of operating margin expansion to 2.0 percent of net sales.

•	Second quarter net income increased to $9.7 million, or $0.14 per diluted share.

•	First half net sales increased 16 percent (13 percent constant-currency) to a record $1,088.9 million.

•	First half net income increased 124 percent to a record $54.8 million, or $0.77 per diluted share.

•	Inventories increased 2 percent to $570.5 million.

•	Cash and short-term investments totaled $774.7 million at June 30, 2018.

•	The board of directors approved a regular quarterly dividend of $0.22 per share.

Second Quarter and First Half 2018 non-GAAP Highlights:

•	Non-GAAP second quarter net sales increased 19 percent (17 percent constant-currency) to $474.1 million.

•	Non-GAAP second quarter operating income increased to $11.6 million, representing 580 basis points of operating margin expansion to 2.5 percent of net sales.

•	Non-GAAP second quarter net income increased to $11.3 million, or $0.16 per diluted share.

•	Non-GAAP first half net sales increased 14 percent (11 percent constant-currency) to $1,073.2 million.

•	Non-GAAP first half net income increased 136 percent to $65.8 million, or $0.93 per diluted share.

Updated Full Year 2018 Financial Outlook Summary

Full Year 2018 (U.S. Dollar)
	GAAP	Non-GAAP*
Net sales growth	9.0% to 10.5%	7.5% to 9.0%
Gross margin expansion	up to 140 bps	up to 60 bps
SG&A expense deleverage	120 bps to 140 bps	20 bps to 40 bps
Licensing Income	up to $15.0 million	up to $15.0 million
Income from operations	$286 to $295 million	$306 to $315 million
Operating margin	10.6% to 10.8%	11.5% to 11.7%
Effective income tax rate	approximately 22%**	approximately 22%**
Net income	$223 to $230 million	$239 to $246 million
Diluted earnings per share	$3.15 to $3.25	$3.37 to $3.47

* Our updated full year 2018 non-GAAP financial outlook excludes net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $19 million, $15 million net of tax, or $0.21 per diluted share (prior $23 million, $18 million net of tax, or $0.25 per diluted share).

** Our updated full year 2018 financial outlook anticipates an estimated full-year effective income tax rate of approximately 22 percent, which may be affected by further refinement of our 2017 provisional TCJA estimates, as well as changes in our geographic mix of pre-tax income and other discrete events that may occur during the year. In the first half of 2018, we incurred $1.2 million in incremental provisional income tax expense related to the TCJA.

For more information on our non-GAAP financial measures and a reconciliation of GAAP to non-GAAP measures, please refer to the "Supplemental Financial Information" tables provided in this press release.

PORTLAND, Ore. - July 26, 2018 - Columbia Sportswear Company (NASDAQ: COLM) today announced record net sales of $481.6 million for the quarter ended June 30, 2018, an increase of 21 percent (19 percent constant-currency), compared with net sales of $398.9 million for the second quarter of 2017. Non-GAAP net sales of $474.1 million increased 19 percent (17 percent constant-currency).

Second quarter 2018 net income increased to $9.7 million, or $0.14 per diluted share, compared with second quarter 2017 net loss of $11.5 million, or $(0.17) per share. Non-GAAP second quarter 2018 net income increased to $11.3 million, or $0.16 per diluted share, compared with non-GAAP second quarter 2017 net loss of $9.0 million, or $(0.13) per share.

Through the first six months of 2018, net sales grew $146.2 million, or 16 percent (13 percent constant-currency), to $1,088.9 million, compared to $942.7 million in the first half of 2017. First half 2018 net income increased 124 percent to $54.8 million, or $0.77 per diluted share, compared to $24.5 million, or $0.35 per diluted share, in the first half of 2017. Non-GAAP net sales through the first six months of 2018 grew $130.5 million, or 14 percent (11 percent constant-currency), to $1,073.2 million, compared to $942.7 million in the first half of 2017. First half 2018 non-GAAP net income increased 136 percent to $65.8 million, or $0.93 per diluted share, compared to $27.9 million, or $0.40 per diluted share, in the first half of 2017.

President and Chief Executive Officer Tim Boyle commented, "Our better than expected second quarter and record first half results reflect continued momentum across our brand portfolio. Our first half revenue surpassed the one billion dollar mark for the first time in company history led by growth in the Columbia brand driven by solid performance in the United States across all channels as well as strong growth internationally led by our Europe-direct business. We are also pleased with strong first half performance for both prAna and SOREL, including a positive consumer response to SOREL's Spring 2018 assortment and progress in evolving to a year-round brand. With the strength in the first half performance we are pleased to increase our full year 2018 financial outlook."

"These results and updated outlook demonstrate the strength of our brands and our shift to become a more brand-led and consumer-focused organization. Our powerful balance sheet, with $775 million in cash and short-term investments, and no long-term debt, provides the flexibility to invest in our growth initiatives as our major markets continue to evolve. It is from this position of strength and confidence that we are investing in our four strategic priorities to:

•	drive brand awareness and sales growth through increased, focused demand creation investments;

•	enhance consumer experience and digital capabilities in all our channels and geographies;

•	expand and improve global direct-to-consumer operations with supporting processes and systems; and

•	invest in our people and optimize our organization across our portfolio of brands."

"We are excited about the second half of 2018, which we expect to include broad based revenue growth, increased demand creation spending, and continued investment in our strategic priorities."

Second Quarter 2018 Financial Results
(All comparisons are between second quarter of 2018 and second quarter of 2017, unless otherwise noted).

Net Sales

Second quarter 2018 consolidated net sales increased 21 percent (19 percent constant-currency) to a record $481.6 million. Non-GAAP net sales increased 19 percent (17 percent constant-currency) to $474.1 million.

Geographies (See "Geographical Net Sales" table below)

•
U.S. net sales increased 18 percent, attributable to mid-teens percent growth in direct-to-consumer ("DTC") and high-teens percent growth in wholesale. The company operated 134 U.S. retail stores at June 30, 2018 compared with 122 at the same time last year.

•
Latin America Asia Pacific ("LAAP") net sales increased 27 percent (22 percent constant-currency) including the effect of the new revenue accounting standard. LAAP non-GAAP net sales increased 17 percent (13 percent constant-currency) driven by growth from LAAP distributors, China and Japan, partially offset by a decline in Korea.

•
Europe Middle East and Africa ("EMEA") net sales increased 26 percent (21 percent constant-currency) primarily driven by high-20 percent growth in EMEA distributors and low-20 percent growth in Europe-direct (high-single-digit percent constant-currency).

•	Canada net sales increased 12 percent (7 percent constant-currency), primarily driven by DTC.

Brands (See "Brand Net Sales" table below)

•	Columbia brand net sales increased 22 percent (20 percent constant-currency) to $414.8 million.

•	SOREL brand net sales increased 90 percent (85 percent constant-currency) to $11.4 million.

•	prAna brand net sales increased 9 percent to $38.1 million.

•	Mountain Hardwear brand net sales decreased 1 percent to $16.0 million.

Product Categories (See "Product Category Net Sales" table below)

•	Apparel, Accessories and Equipment net sales increased 20 percent (18 percent constant-currency) to $394.6 million.

•	Footwear net sales increased 26 percent (22 percent constant-currency) to $87.0 million.

Channels (See "Channel Net Sales" table below)

•	Wholesale net sales increased 23 percent (22 percent constant-currency) to $261.2 million.

•	DTC net sales increased 18 percent (16 percent constant-currency) to $220.4 million.

Profitability

Second quarter 2018 operating income increased to $9.7 million, or 2.0 percent of net sales, compared to an operating loss of $17.3 million, or (4.3) percent of net sales, in the second quarter of 2017. Non-GAAP second quarter 2018 operating income increased to $11.6 million, or 2.5 percent of net sales, compared to a non-GAAP operating loss of $13.2 million, or (3.3) percent of net sales, in the second quarter of 2017.

Second quarter 2018 net income increased to $9.7 million, or $0.14 per diluted share compared to a net loss of $11.5 million, or $(0.17) per share, in the second quarter of 2017. Non-GAAP second quarter 2018 net income increased to $11.3 million, or $0.16 per diluted share, compared with a non-GAAP net loss of $9.0 million, or $(0.13) per share, in the second quarter of 2017.

Taxes

Second quarter 2018 income tax expense was $2.1 million, resulting in an effective income tax rate of 16.6 percent, compared to an income tax benefit of $4.5 million, and an effective tax rate of 28.6 percent, in the second quarter of 2017. Our effective tax rate decreased compared to the prior year due to the change in the U.S. tax rate for the current year and increased tax benefits from stock-based compensation in the current period compared to the same period in the prior year.

Balance Sheet

At June 30, 2018, cash and short-term investments totaled $774.7 million, compared to $622.2 million at June 30, 2017.
Consolidated inventories increased 2 percent to $570.5 million at June 30, 2018 compared to $559.5 million at June 30, 2017, including an $11.1 million decrease due to a balance sheet reclassification of the estimated cost of inventory associated with sales returns into prepaid and other current assets under the new revenue accounting standard. Excluding the impact of this classification change, consolidated inventories increased 4 percent compared to June 30, 2017.

Cash Flow, Share Repurchases and Dividends

Operating cash flow for the six months ended June 30, 2018 was $99.3 million, compared to $157.0 million in the six months ended June 30, 2017.

Capital expenditures totaled $29.6 million for the first six months ended June 30, 2018, compared to $24.3 million in the six months ended June 30, 2017.
Through the six months ended June 30, 2018, the company repurchased 500,290 shares of common stock for $40.1 million, or $80.17 per share and paid $30.9 million in dividends.

At June 30, 2018, approximately $97.8 million remained available under the current stock repurchase authorization, which does not obligate the company to acquire any specific number of shares or to acquire shares over any specified period of time.

The board of directors authorized a regular quarterly cash dividend of $0.22 per share, payable on August 30, 2018 to shareholders of record on August 16, 2018.

Updated Full Year 2018 Financial Outlook

All projections related to anticipated future results are forward-looking in nature and are subject to risks and uncertainties which may cause actual results to differ, perhaps materially. Projections are predicated on normal seasonal weather globally. In addition, our updated full year 2018 financial outlook assumes that current macroeconomic and market conditions in key markets do not worsen.

The company's annual net sales are weighted more heavily toward the Fall/Winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the year.

The company currently expects 2018 net sales growth of approximately 9.0 to 10.5 percent (prior 8.0 to 10.0 percent), compared with 2017 net sales of $2.47 billion. The company expects non-GAAP net sales growth of approximately 7.5 to 9.0 percent (prior 6.5 to 8.5 percent) which excludes approximately $40 million in net sales associated with the new revenue accounting standard.

The company expects full year 2018 gross margin to improve by up to 140 basis points and non-GAAP gross margin to improve by up to 60 basis points, excluding approximately $40 million of benefit to gross profit associated with the new revenue accounting standard.

The company expects SG&A expenses to increase at a rate faster than net sales, resulting in approximately 120 to 140 basis points of SG&A expense deleverage (prior 150 to 170 basis points), and non-GAAP SG&A expense deleverage of approximately 20 to 40 basis points (prior 30 to 50 basis points), excluding approximately $40 million in SG&A expenses associated with the new revenue accounting standard, and approximately $19 million (prior $23 million) in Project CONNECT program expenses and discrete costs.

Based on the above assumptions, the company expects 2018 operating income between approximately $286 million and $295 million (prior between $275 million and $285 million), and non-GAAP operating income between approximately $306 million and $315 million (prior between $299 million and $308 million), resulting in operating margin between approximately 10.6 and 10.8 percent (prior between 10.3 and 10.5 percent), and non-GAAP operating margin between approximately 11.5 and 11.7 percent (prior between 11.4 and 11.5 percent).

The changes in revenue and expense classification associated with the new revenue accounting standard are expected to have an approximately 15 basis point negative effect on reported operating margin rate for 2018, but no effect on reported operating income.

The company expects an estimated full-year effective income tax rate of approximately 22 percent, which reflects a lower U.S. federal statutory income tax rate as a result of the TCJA and may be affected by further refinement of the company's 2017 TCJA provisional estimates as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year.

The company expects 2018 net income between approximately $223 million and $230 million (prior between $213 million and $220 million), and non-GAAP net income between approximately $239 million and $246 million (prior between $231 million and $238 million), or diluted earnings per share between approximately $3.15 and $3.25 (prior between $3.01 and $3.11), and non-GAAP diluted earnings per share between $3.37 and $3.47 (prior between $3.27 and $3.37).

With respect to our 2018 financial outlook, non-GAAP financial measures exclude net sales of approximately $40 million, with an offsetting increase in SG&A expenses of approximately $40 million associated with the new revenue accounting standard, as well as Project CONNECT program expenses and discrete costs of approximately $19 million, $15 million net of tax, or $0.21 per diluted share (prior $23 million, $18 million net of tax, or $0.25 per diluted share). In the first half of 2018, we incurred $1.2 million, or $0.02 per diluted share, in incremental provisional income tax expense related to the TCJA.

CFO's Commentary on Second Quarter 2018 Financial Results and Updated Full Year 2018 Financial Outlook Available Online
At approximately 4:15 p.m. ET today, a commentary by Jim Swanson, Senior Vice President and Chief Financial Officer, reviewing the company's second quarter and first half 2018 financial results and updated full year 2018 financial outlook will be furnished to the Securities and Exchange Commission (the "SEC") on Form 8-K and published on the company's website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call
The company will host a conference call on Thursday, July 26, 2018 at 5:00 p.m. ET to review its second quarter and first half 2018 financial results and updated full year 2018 financial outlook. Dial (877) 407-9205 to participate. The call will also be webcast live on the investor relations section of the company's website at http://investor.columbia.com.

Third Quarter 2018 Reporting Schedule
Columbia Sportswear Company plans to report third quarter and year to date 2018 financial results on Thursday, October 25, 2018 at approximately 4:00 p.m. ET. Following issuance of the earnings release, a commentary reviewing the company's third quarter and year to date 2018 financial results will be furnished to the SEC on Form 8-K and published on the investor relations section of the company's website at http://investor.columbia.com/results.cfm. A public webcast of Columbia's earnings conference call will follow at 5:00 p.m. ET at www.columbia.com.

Supplemental Financial Information
Since Columbia Sportswear Company is a global company, the comparability of its operating results reported in U.S. dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. dollar. To supplement financial information reported in accordance with GAAP, the company discloses constant-currency net sales information, which is a non-GAAP financial measure, to provide a framework to assess how the business performed excluding the effects of changes in the exchange rates used to translate net sales generated in foreign currencies into U.S. dollars. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the exchange rates that were in effect during the comparable period of the prior year. Management believes that this non-GAAP financial measure reflects an additional and useful way of viewing an aspect of our operations that, when viewed in conjunction with our GAAP results, provides a more comprehensive understanding of our business and operations. In particular, investors may find the non-GAAP measures useful by reviewing our net sales results without the volatility in foreign currency exchange rates. This non-GAAP financial measure also facilitates management's internal comparisons to our historical net sales results and comparisons to competitors' net sales results.

Additionally, this document includes references to other non-GAAP financial measures that exclude increased net sales and gross profit, and offsetting increased SG&A expenses, associated with the new revenue accounting standard, as well as program expenses, discrete costs and associated tax effects related to Project CONNECT and TCJA-related income tax expense. The related tax effects of program expenses and discrete costs related to Project CONNECT were calculated using the respective statutory tax rates for applicable jurisdictions. Management believes that these non-GAAP financial measures enable useful and meaningful comparisons of our operating performance from period to period because they exclude the effects of the aforementioned items above that may not be indicative of our core operating results.

These non-GAAP financial measures, including constant-currency net sales, should be viewed in addition to, and not in lieu of or superior to, our financial measures calculated in accordance with GAAP. The company provides a reconciliation of non-GAAP measures to the most directly comparable financial measure calculated in accordance with GAAP. See "Supplemental Financial Information" tables included below. The non-GAAP financial measures and constant-currency information presented may not be comparable to similarly titled measures reported by other companies.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales and net sales growth, gross margin, operating expenses, licensing income, operating income, operating margins, net income, earnings per share, income tax rates and the effects of tax reform (including the TCJA), SG&A expenses, including deleverage and SG&A expenses associated with the new revenue accounting standard, and Project CONNECT program expenses and discrete costs, projected growth or decline in specific geographies, channels, products, and brands, the effect of changes associated with the new revenue accounting standard on our financial results, expected broad based revenue growth, increased demand creation spending and continued investment in strategic priorities, and our ability to adapt our business and realize the anticipated benefits of our investments in our strategic priorities. Forward-looking statements often use words such as "will", "anticipate", "estimate", "expect", "should", "may" and other words and terms of similar meaning or reference future dates. The company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the company, including reports on Form 8-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from the anticipated results expressed or implied by forward-looking statements in this document include: loss of key customer accounts; our ability to effectively implement IT infrastructure and business process initiatives and to maintain the strength and security of our IT systems; the effects of unseasonable weather, including global climate change; trends affecting consumer traffic and spending in DTC; our ability to implement our growth strategy; unfavorable economic conditions generally, the financial health of our customers and changes in the level of consumer spending, apparel preferences and fashion trends; changes in international, federal or state tax, labor and other laws and regulations that affect our business, including changes in corporate tax rates, tariffs, international trade policy, or increasing wage rates; the effects of the TCJA, including related changes to our tax obligations and effective tax rate in future periods, as well as future changes to related provisional tax expense recorded in 2017; volatility in global production and transportation costs and capacity; risks inherent in doing business in foreign markets, including fluctuations in currency exchange rates; our ability to attract and retain key personnel; risks associated with our joint venture, including the planned buyout of the non-controlling 40 percent interest in the joint venture; higher than expected rates of order cancellations; increased consolidation of our wholesale customers; our ability to effectively source and deliver our products to customers in a timely manner; our dependence on independent manufacturers and suppliers and our ability to source finished products and components at competitive prices from them; the effectiveness of our sales and marketing efforts; intense competition in the industry; business disruptions and acts of terrorism, cyber-attacks or military activities around the globe; our ability to establish and protect our intellectual property; the seasonality of our business; and our ability to develop innovative products. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company
Columbia Sportswear Company has assembled a portfolio of brands for active lives, making it a leader in the global active lifestyle apparel, footwear, accessories, and equipment industry. Founded in 1938 in Portland, Oregon, the company's brands are today sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hardwear®, SOREL® and prAna® brands. To learn more, please visit the company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

- Financial tables follow -

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,
	2018	2017
Current Assets:
Cash and cash equivalents	$510,656	$620,639
Short-term investments	264,014	1,591
Accounts receivable, net(1)	238,675	181,119
Inventories(2)	570,473	559,544
Prepaid expenses and other current assets(2)	76,399	42,053
Total current assets	1,660,217	1,404,946

Property, plant, and equipment, net	280,726	286,006
Intangible assets, net	128,065	131,045
Goodwill	68,594	68,594
Deferred income taxes	70,351	94,514
Other non-current assets	38,997	26,095
Total assets	$2,246,950	$2,011,200

Current Liabilities:
Accounts payable	$290,812	$264,881
Accrued liabilities(1)	191,511	114,807
Income taxes payable	4,000	3,245
Total current liabilities	486,323	382,933
Other long-term liabilities	45,412	44,809
Income taxes payable	60,827	11,102
Deferred income taxes	13	156
Total liabilities	592,575	439,000

Equity:
Columbia Sportswear Company shareholders' equity	1,640,400	1,546,810
Non-controlling interest	13,975	25,390
Total equity	1,654,375	1,572,200

Total liabilities and equity	$2,246,950	$2,011,200

(1) As of January 1, 2018, the company adopted a new revenue accounting standard, Accounting Standards Codification Topic 606 (ASC 606), which requires wholesale sales returns reserves, estimated chargebacks and markdowns, and other provisions for customer refunds to be presented as accrued liabilities on the balance sheet rather than netted within accounts receivable. As such, the June 30, 2018 accounts receivable and accrued liabilities balances include a gross-up of $37,466 reflecting this change.
(2) In conjunction with the adoption of ASC 606, the estimated cost of inventory associated with sales returns reserves is now presented within prepaid expenses and other current assets rather than Inventories. As a result, the June 30, 2018 balance sheet reflects a decrease of $11,068 in inventories and a directly offsetting increase of $11,068 in prepaid expenses and other current assets.

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net sales	$481,619	$398,904	$1,088,927	$942,697
Cost of sales	252,998	218,042	560,868	503,368
Gross profit	228,621	180,862	528,059	439,329
	47.5%	45.3%	48.5%	46.6%

Selling, general and administrative expenses	222,192	200,598	465,560	413,413
Net licensing income	3,320	2,451	6,571	4,804
Income (loss) from operations	9,749	(17,285)	69,070	30,720
Interest income, net	2,928	1,250	5,224	2,205
Interest expense on note payable to related party	—	(180)	—	(429)
Other non-operating (expense) income, net	(96)	360	(364)	307
Income (loss) before income tax	12,581	(15,855)	73,930	32,803
Income tax (expense) benefit	(2,086)	4,539	(14,706)	(5,234)
Net income (loss)	10,495	(11,316)	59,224	27,569
Net income attributable to non-controlling interest	758	219	4,380	3,098
Net income (loss) attributable to Columbia Sportswear Company	$9,737	$(11,535)	$54,844	$24,471

Earnings (loss) per share attributable to Columbia Sportswear Company:
Basic	$0.14	$(0.17)	$0.78	$0.35
Diluted	$0.14	$(0.17)	$0.77	$0.35
Weighted average shares outstanding:
Basic	70,021	69,672	70,050	69,639
Diluted	70,748	69,672	70,824	70,367

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$59,224	$27,569
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,067	29,932
Loss on disposal and impairment of property, plant, and equipment	578	441
Deferred income taxes	2,041	3,378
Stock-based compensation	6,599	5,719
Changes in operating assets and liabilities:
Accounts receivable	188,897	156,755
Inventories	(140,897)	(61,809)
Prepaid expenses and other current assets	(6,411)	(3,073)
Other assets	(11,867)	2,037
Accounts payable	37,968	39,773
Accrued liabilities	(49,781)	(41,523)
Income taxes payable	(12,835)	(4,133)
Other liabilities	(3,258)	1,981
Net cash provided by operating activities	99,325	157,047

Cash flows from investing activities:
Purchases of short-term investments	(257,979)	(33,813)
Sales of short-term investments	88,794	32,878
Capital expenditures	(29,618)	(24,323)
Proceeds from sale of property, plant, and equipment	19	202
Net cash used in investing activities	(198,784)	(25,056)

Cash flows from financing activities:
Proceeds from credit facilities	—	2,774
Repayments on credit facilities	—	(2,774)
Proceeds from issuance of common stock under employee stock plans	14,971	10,606
Tax payments related to restricted stock unit issuances	(4,131)	(3,539)
Repurchase of common stock	(40,106)	(35,542)
Cash dividends paid	(30,856)	(25,046)
Payment of related party note payable	—	(14,236)
Net cash used in financing activities	(60,122)	(67,757)

Net effect of exchange rate changes on cash	(2,929)	5,016
Net increase (decrease) in cash and cash equivalents	(162,510)	69,250

Cash and cash equivalents, beginning of period	673,166	551,389
Cash and cash equivalents, end of period	$510,656	$620,639

Supplemental disclosures of non-cash investing and financing activities:
Capital expenditures incurred but not yet paid	$4,009	$9,191
Dividend to noncontrolling interest declared but not yet paid	$21,332	$—

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2018
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of ASC 606 (2)	Adjust for Effects of the TCJA (3)	Non-GAAP Measures
Net sales	$481,619	$—	$(7,487)	$—	$474,132
Cost of sales	252,998	—	—	—	252,998
Gross profit	228,621	—	(7,487)	—	221,134
Selling, general and administrative expenses	222,192	(1,884)	(7,487)	—	212,821
Net licensing income	3,320	—	—	—	3,320
Income from operations	9,749	1,884	—	—	11,633
Non-operating income, net	2,832	—	—	—	2,832
Income before income tax	12,581	1,884	—	—	14,465
Income tax expense	(2,086)	(448)	—	136	(2,398)
Net income	10,495	1,436	—	136	12,067
Net income attributable to non-controlling interest	758	—	—	—	758
Net income attributable to Columbia Sportswear Company	$9,737	$1,436	$—	$136	$11,309
Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.14				$0.16
Diluted	$0.14				$0.16
Weighted average shares outstanding:
Basic	70,021				70,021
Diluted	70,748				70,748

(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to the company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As such, the company's non-GAAP measures exclude the resulting revenue gross-up and offsetting increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(3) Amounts reflect an incremental provisional TCJA-related tax expense, primarily driven by refinement in the calculation of withholding taxes on our deferred tax liabilities, which drove further refinement of the company's provisional estimates that were recorded in the fourth quarter of 2017.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30, 2018
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Adjust for Effects of ASC 606 (2)	Adjust for Effects of the TCJA (3)	Non-GAAP Measures
Net sales	$1,088,927	$—	$(15,744)	$—	$1,073,183
Cost of sales	560,868	—	—	—	560,868
Gross profit	528,059	—	(15,744)	—	512,315
Selling, general and administrative expenses	465,560	(12,878)	(15,744)	—	436,938
Net licensing income	6,571	—	—	—	6,571
Income from operations	69,070	12,878	—	—	81,948
Non-operating income, net	4,860	—	—	—	4,860
Income before income tax	73,930	12,878	—	—	86,808
Income tax expense	(14,706)	(3,065)	—	1,179	(16,592)
Net income	59,224	9,813	—	1,179	70,216
Net income attributable to non-controlling interest	4,380	—	—	—	4,380
Net income attributable to Columbia Sportswear Company	$54,844	$9,813	$—	$1,179	$65,836
Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.78				$0.94
Diluted	$0.77				$0.93
Weighted average shares outstanding:
Basic	70,050				70,050
Diluted	70,824				70,824

(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to the company's ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As such, the company's non-GAAP measures exclude the resulting revenue gross-up and offsetting increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(3) Amounts reflect an incremental provisional TCJA-related tax expense, primarily driven by refinement in the calculation of withholding taxes on our deferred tax liabilities, which drove further refinement of the company's provisional estimates that were recorded in the fourth quarter of 2017.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Non-GAAP Measures
Net sales	$398,904	$—	$398,904
Cost of sales	218,042	—	218,042
Gross profit	180,862	—	180,862
Selling, general and administrative expenses	200,598	(4,052)	196,546
Net licensing income	2,451	—	2,451
Loss from operations	(17,285)	4,052	(13,233)
Non-operating income, net	1,430	—	1,430
Loss before income tax	(15,855)	4,052	(11,803)
Income tax benefit	4,539	(1,482)	3,057
Net loss	(11,316)	2,570	(8,746)
Net income attributable to non-controlling interest	219	—	219
Net loss attributable to Columbia Sportswear Company	$(11,535)	$2,570	$(8,965)
Loss per share attributable to Columbia Sportswear Company:
Basic	$(0.17)		$(0.13)
Diluted	$(0.17)		$(0.13)
Weighted average shares outstanding:
Basic	69,672		69,672
Diluted	69,672		69,672

(1)Amounts reflect professional fees and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Six Months Ended June 30, 2017
	GAAP Measures (As Reported)	Adjust for Project CONNECT Costs (1)	Non-GAAP Measures
Net sales	$942,697	$—	$942,697
Cost of sales	503,368	—	503,368
Gross profit	439,329	—	439,329
Selling, general and administrative expenses	413,413	(5,345)	408,068
Net licensing income	4,804	—	4,804
Income from operations	30,720	5,345	36,065
Non-operating income, net	2,083	—	2,083
Income before income tax	32,803	5,345	38,148
Income tax expense	(5,234)	(1,916)	(7,150)
Net income	27,569	3,429	30,998
Net income attributable to non-controlling interest	3,098	—	3,098
Net income attributable to Columbia Sportswear Company	$24,471	$3,429	$27,900
Earnings per share attributable to Columbia Sportswear Company:
Basic	$0.35		$0.40
Diluted	$0.35		$0.40
Weighted average shares outstanding:
Basic	69,639		69,639
Diluted	70,367		70,367

(1)Amounts reflect professional fees and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Updated Full Year 2018 Financial Outlook

(In thousands, except per share amounts)
(Unaudited)

Updated Full Year 2018 Financial Outlook
	GAAP Measures	Adjust for Project CONNECT Costs(1)	Adjust for Effects of ASC 606(2)	Adjust for Effect of the TCJA (3)	Non-GAAP Measures
Net sales growth	9.0% to 10.5%	—	($40) million	—	7.5% to 9.0%
Gross margin expansion	up to 140 bps	—	($40) million	—	up to 60 bps
SG&A expense deleverage	120 bps to 140 bps	($19) million	($40) million	—	20 bps to 40 bps
Licensing income	up to $15.0 million	—	—	—	up to $15.0 million
Income from operations	$286 to $295 million	$19 million	—	—	$306 to $315 million
Operating margin	10.6% to 10.8%	—	—	—	11.5% to 11.7%
Effective income tax rate	approximately 22%(3)	—	—	—	approximately 22%(3)
Net income	$223 to $230 million	$15 million	—	$1.2 million	$239 to $246 million
Diluted earnings per share	$3.15 to $3.25	$0.21	—	$0.02	$3.37 to $3.47

(1) Amounts reflect professional fees, severance and other program expenses related to Project CONNECT that the company believes are incremental to our ongoing operations. The related tax effects of these charges were calculated using the respective statutory tax rates for applicable jurisdictions.
(2) On January 1, 2018, the company adopted a new revenue accounting standard, ASC 606, which changes the presentation of fees paid to third parties in conjunction with certain concession-based retail arrangements. These fees have historically been recognized in net sales, and are now classified as a component of selling, general and administrative expenses. As a result, the company's non-GAAP updated full year 2018 financial outlook adjusts for the approximate $40 million revenue gross-up and offsetting $40 million increase in selling, general and administrative expenses resulting from the adoption ASC 606 to enable meaningful comparisons of our operating performance compared to fiscal year 2017.
(3) The company's updated full year 2018 financial outlook anticipates an estimated full year effective income tax rate of approximately 22 percent, which may be affected by further refinement of the company's 2017 provisional TCJA estimates as well as changes in the company's geographic mix of pre-tax income and other discrete events that may occur during the year. The non-GAAP provisional TCJA outlook effective income tax rate above includes a $1.2 million dollar adjustment to the company's original provisional estimate.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Three Months Ended June 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2018	Translation	2018(1)	2017	% Change	% Change(1)
Geographical Net Sales:
United States	$280.2	$—	$280.2	$238.2	18%	18%
LAAP(2)	100.8	(3.7)	97.1	79.5	27%	22%
EMEA	85.0	(3.3)	81.7	67.3	26%	21%
Canada	15.6	(0.7)	14.9	13.9	12%	7%
Total	$481.6	$(7.7)	$473.9	$398.9	21%	19%

Brand Net Sales:
Columbia	$414.8	$(7.1)	$407.7	$340.5	22%	20%
SOREL	11.4	(0.3)	11.1	6.0	90%	85%
prAna	38.1	—	38.1	35.0	9%	9%
Mountain Hardwear	16.0	(0.1)	15.9	16.1	(1)%	(1)%
Other	1.3	(0.2)	1.1	1.3	—%	(15)%
Total	$481.6	$(7.7)	$473.9	$398.9	21%	19%

Product Category Net Sales:
Apparel, Accessories and Equipment	$394.6	$(5.0)	$389.6	$329.7	20%	18%
Footwear	87.0	(2.7)	84.3	69.2	26%	22%
Total	$481.6	$(7.7)	$473.9	$398.9	21%	19%

Channel Net Sales:
Wholesale	$261.2	$(3.9)	$257.3	$211.6	23%	22%
DTC	220.4	(3.8)	216.6	187.3	18%	16%
Total	$481.6	$(7.7)	$473.9	$398.9	21%	19%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.
(2) Net sales within the LAAP region increased 17% on a reported basis and increased 13% on a non-GAAP constant-currency basis, excluding $7.5 million and $7.2 million, respectively, related to the gross-up associated with the new revenue accounting standard.

COLUMBIA SPORTSWEAR COMPANY
Supplemental Financial Information
Net Sales Growth - Constant-currency Basis
(In millions, except percentage changes)
(Unaudited)

	Six Months Ended June 30,
		Adjust for	Constant-			Constant-
	Reported	Foreign	currency	Reported	Reported	currency
	Net Sales	Currency	Net Sales	Net Sales	Net Sales	Net Sales
	2018	Translation	2018(1)	2017	% Change	% Change(1)
Geographical Net Sales:
United States	$643.0	$—	$643.0	$571.4	13%	13%
LAAP(2)	232.4	(11.2)	221.2	197.8	17%	12%
EMEA	156.8	(11.5)	145.3	122.7	28%	18%
Canada	56.7	(2.7)	54.0	50.8	12%	6%
Total	$1,088.9	$(25.4)	$1,063.5	$942.7	16%	13%

Brand Net Sales:
Columbia	$923.6	$(23.2)	$900.4	$789.6	17%	14%
SOREL	42.2	(1.2)	41.0	33.2	27%	23%
prAna	80.4	—	80.4	73.7	9%	9%
Mountain Hardwear	40.4	(0.8)	39.6	43.8	(8)%	(10)%
Other	2.3	(0.2)	2.1	2.4	(4)%	(13)%
Total	$1,088.9	$(25.4)	$1,063.5	$942.7	16%	13%

Product Category Net Sales:
Apparel, Accessories and Equipment	$884.6	$(17.3)	$867.3	$769.7	15%	13%
Footwear	204.3	(8.1)	196.2	173.0	18%	13%
Total	$1,088.9	$(25.4)	$1,063.5	$942.7	16%	13%

Channel Net Sales:
Wholesale	$605.1	$(15.8)	$589.3	$540.4	12%	9%
DTC	483.8	(9.6)	474.2	402.3	20%	18%
Total	$1,088.9	$(25.4)	$1,063.5	$942.7	16%	13%

(1) Constant-currency net sales information is a non-GAAP financial measure, which excludes the effect of changes in foreign currency exchange rates against the U.S. dollar between comparable reporting periods. The company calculates constant-currency net sales by translating net sales in foreign currencies for the current period into U.S. dollars at the average exchange rates that were in effect during the comparable period of the prior year.
(2) Net sales within the LAAP region increased 10% on a reported basis and increased 4% on a non-GAAP constant-currency basis, excluding $15.7 million and $14.8 million, respectively, related to the gross-up associated with the new revenue accounting standard.